Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 29, 2023)	Registration Statement No. 333-274632

PROSPECTUS/OFFER TO EXCHANGE

INDIE SEMICONDUCTOR, INC.
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
indie Semiconductor, Inc.
for
Shares of Class A Common Stock
of
indie Semiconductor, Inc.
and
Consent Solicitation

This prospectus supplement updates, amends, and supplements the prospectus/offer to exchange dated September 29, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-274632). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the SEC on October 16, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “INDI.” On October 13, 2023, the closing sale price of our Class A common stock was $4.87 per share. Our public warrants are listed on the Nasdaq under the symbol “INDIW.” On October 13, 2023, the closing sale price of our public warrants was $1.36 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus and in similarly titled sections of the documents incorporated by reference therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2023

INDIE SEMICONDUCTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-40481	88-1735159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Journey

Aliso Viejo, California 92656

(Address of principal executive offices, including zip code)

(949) 608-0854

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	INDI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock for $11.50 per share	INDIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230A05 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02 and exhibit 99.1 to this Current Report on Form 8-K are hereby incorporated by reference into the registration statement on Form S-4 (No. 333-274632) of the Company and shall serve to supplement the disclosure contained therein, but shall not be incorporated by reference into any other registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.02. Results of Operations and Financial Condition.

On October 16, 2023, indie Semiconductor, Inc., a Delaware corporation (the “Company” or “indie”), issued a press release announcing preliminary estimated revenue for the fiscal quarter ended September 30, 2023. A copy of the press release is attached hereto as Exhibit 99.1 and the information contained in such press release is incorporated herein by reference. The preliminary estimate in the press release is approximate and based on indie’s reasonable estimates and the information available at this time and, because of its preliminary nature, indie has not provided a specific amount.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	indie Semiconductor, Inc. press release, dated October 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2023
INDIE SEMICONDUCTOR, INC.

	By:	/s/ Thomas Schiller
	Name:	Thomas Schiller
	Title:	Chief Financial Officer & EVP of Strategy (Principal Financial Officer)

Exhibit 99.1

indie Semiconductor Provides Preliminary Revenue Outlook and

Sets Date for Third Quarter 2023 Earnings Release

●	Expects Q3 2023 Revenue to be Above $60M and Slightly Higher than Guidance

●	Schedules Q3 Earnings Release and Conference Call for November 9, 2023

ALISO VIEJO, Calif. – October 16, 2023 – indie Semiconductor, Inc. (Nasdaq: INDI), an Autotech solutions innovator, today announced that in connection with the Company’s warrant exchange offer and consent solicitation, preliminary estimated revenue for the three months ended September 30, 2023 is expected to be above $60 million and slightly better than the Company’s guidance and consensus estimates.

In addition, the Company has scheduled a conference call with analysts to discuss third quarter 2023 financial results and indie’s business outlook on November 9, 2023 at 5:00 p.m. Eastern Time. After the close of the market on November 9 and prior to the conference call, indie plans to issue a copy of the earnings press release via Business Wire. The press release may also be viewed on indie’s website at https://investors.indiesemi.com/news.

To listen to the conference call via the Internet, please go to the Financials tab on the Investors page of indie’s website. To listen to the conference call via telephone, please call (877)-451-6152 (domestic) or (201)-389-0879 (international).

A replay of the conference call will be available beginning at 9:00 p.m. Eastern time on November 9, 2023, until 11:59 p.m. Eastern time on November 23, 2023, under the Financials tab on the Investors page of indie’s website, or by calling (844)-512-2921 (domestic) or (412)-317-6671 (international), Access ID: 13742118.

About indie

indie is empowering the Autotech revolution with next generation automotive semiconductors and software platforms. We focus on developing innovative, high-performance and energy-efficient technology for ADAS, user experience and electrification applications. Our mixed-signal SoCs enable edge sensors spanning Radar, LiDAR, Ultrasound, and Computer Vision, while our embedded system control, power management and interfacing solutions transform the in-cabin experience and accelerate increasingly automated and electrified vehicles. We are an approved vendor to Tier 1 partners and our solutions can be found in marquee automotive OEMs worldwide. Headquartered in Aliso Viejo, CA, indie has design centers and regional support offices across the United States, Canada, Argentina, Scotland, England, Germany, Hungary, Morocco, Israel, Japan, South Korea, Switzerland and China.

Please visit us at www.indiesemi.com to learn more.

Safe Harbor Statement

This communication contains “forward-looking statements” (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements can be identified by words such as “will likely result,” “preliminary,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “project,” “outlook,” “should,” “could,” “may” or words of similar meaning and the negatives of those terms. The preliminary estimated revenue for the quarter ended September 30, 2023 included in this press release is based upon the most current information available to management. Our actual results when disclosed in our Quarterly Report on Form 10-Q may differ from this preliminary estimate due to the completion of our closing procedures. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023 and in our other public filings with the SEC (including those identified under “Risk Factors” therein). All forward-looking statements in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Our presentation of preliminary estimated revenue for the quarter ended September 30, 2023 reflects management’s estimates based solely upon information available to it as of the date of this release and is not a comprehensive statement of our financial results. We have provided only a rough revenue estimate because our financial closing procedures for the quarter ended September 30, 2023 are not yet complete and, as a result, our final results upon completion of its closing procedures may vary, perhaps significantly, from the preliminary estimates.

Investors are cautioned not to place undue reliance on the forward-looking statements in this press release, which information set forth herein speaks only as of the date hereof. We do not undertake, and we expressly disclaim, any intention or obligation to update any forward-looking statements made in this announcement or in our other public filings, whether as a result of new information, future events or otherwise, except as required by law.

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